Exhibit 5.3

26/F, Tower 1, HKRI Taikoo Hui

288 Shimen Road

Shanghai 200041, PRC

T: (86-21) 5298-5488

F: (86-21) 5298-5492

junhesh@junhe.com

Legal Opinion

To:	Q&K INTERNATIONAL GROUP LIMITED

Room 1607, Building A,

No. 596 Middle Longhua Road,

Xuhui District, Shanghai

Date: August 26, 2022

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion (the “Opinion”) only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and are qualified to issue a legal opinion on the laws and regulations of the PRC.

We have acted as the PRC counsel of Q&K International Group Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2022, 2022, including all amendments or supplements thereto.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

II.	PRC LAWS

We do not purport to be an expert on or to be generally familiar with or qualified to issue legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III	OPINIONS

Based upon the foregoing, save as disclosed in the Registration Statement and subject to the qualifications set out below, we are of the opinions that:

(1)

Corporate Structure. The descriptions of the corporate structure of PRC subsidiaries of the Company set forth in “Our Company” section of the Registration Statement and the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects and insofar as related to PRC Laws.

(2)

Enforceability of Civil Procedures. There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

(3)

Statements in the Prospectus. The statements in the Registration Statement and the Prospectus under the headings “Our Company”, “Risk Factors” and “Enforceability of Civil Liabilities”, to the extent such statements describe or relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects of the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

IV	QUALIFICATIONS

This Opinion is subject to the following qualifications:

(1)

This Opinion is limited to the matters set forth herein and is subject to the effectiveness of any future change, amendment, alteration or adoption of any PRC Laws. The interpretation and implementation of the PRC Laws are subject to the legislative, regulatory, administrative and judicial discretion of relevant authorities.

(2)

This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(3)

This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee and its legal counsel) without our express prior written consent, except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Our Company”, “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ JunHe LLP
JunHe LLP